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                          FIRST NATIONAL BANCORP, INC
                            78 NORTH CHICAGO STREET
                             JOLIET, ILLINOIS 60432



                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 8, 2001




To the Shareholders of First National Bancorp, Inc.:

     The annual meeting of the shareholders of First National Bancorp, Inc., an Illinois corporation, will be held at the main office of the First National Bank of Joliet, in Joliet, Illinois, on Thursday, March 8, 2001, at 2:00 p.m., local time, for the following purposes:

     1.   to elect nine directors for a term of one year; and

     2. to transact any other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

     The board of directors has fixed the close of business on February 1, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

                               By Order of the Board of Directors


                                       Kevin T. Reardon
                                     Chairman of the Board
                                  and Chief Executive Officer


Joliet, Illinois
February 8, 2001


                                   IMPORTANT

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, RETURN ENVELOPE.